EXHIBIT 21

CANTEL MEDICAL CORP.

Subsidiaries of Registrant

Carsen Group Inc.	(Amalgamated under the laws of Ontario, Canada)

Minntech Corporation	(Incorporated under the laws of Minnesota)

Minntech B.V.	(Incorporated under the laws of The Netherlands)

Minntech Japan K.K.	(Incorporated under the laws of Japan)

Biolab Equipment Atlantic Ltd.	(Incorporated under the laws of Pennsylvania)

Biolab Equipment Ltd.	(Amalgamated under the laws of Ontario, Canada)

Mar Cor Services, Inc.	(Incorporated under the laws of Pennsylvania)

Saf-T-Pak, Inc.	(Incorporated under the laws of Canada)